CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust and to the use of our report dated June 27, 2019 on the financial statements and financial highlights of WCM Focused International Growth Fund, WCM Focused Emerging Markets Fund, WCM Focused Global Growth Fund, and WCM International Small Cap Growth Fund, each a series of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2019 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

August 28, 2019